Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE

                      HIENERGY TECHNOLOGIES, INC. APPOINTS
                    IVAN OBOLENSKY TO ITS BOARD OF DIRECTORS

IRVINE, California, October 19, 2005 - HiEnergy Technologies, Inc. (OTCBB:
HIET), the industry leader in neutron-based explosive diagnostic technology, announces that HiEnergy's Directors have unanimously elected Mr. Ivan Obolensky to serve on its Board of Directors.


Ivan Obolensky of New York City is a Vice President of Shields & Company, Investment Bankers and Member of the New York Stock Exchange. A Supervisory Financial Analyst, as well as a former publisher with two Pulitzer Prizes to his credit, Mr. Obolensky brings with him more than 40 years of experience in the investment banking business with such firms as Sterling Grace & Co., Jesup, Josephthal & Co., Dominick and Dominick, Inc., Middendorf Colgate, and CB Richard/Ellis/Mosley Hallgarten. Throughout his investment banking career, Ivan Obolensky has followed companies in the Defense Aerospace, Oil & Gas, Precious Metals and Minerals, Publishing, and High Technology industries and has appeared as a guest on CNBC, CNNfn, and Bloomberg TV. Mr. Obolensky is a Registered Investment Advisor and a member of the New York Society of Security Analysts. Paul Ehrlich, Senior Correspondent for the Financial News Network, once noted, "Ivan is sought out because he's been right so often."


Aside from his professional associations, Mr. Obolensky has been a consultant to foundations and charitable organizations. Currently, he is Chairman and CEO of the Sailors', Marines' and Airmen's Club of New York City, a charitable tax exempt organization funded by private citizens to honor and provide affordable shelter to U.S. Servicemen and Servicewomen; President of the Josephine Lawrence Hopkins Foundation; President Emeritus of the Children's Blood Foundation at New York Presbyterian Hospital; and former Grand Treasurer of the Grand Lodge of the Masons of the State of New York. Mr. Obolensky holds memberships in the Knickerbocker Club, the New York Yacht Club, the Navy League, The Army and Navy Club, and other military and philanthropic organizations. He is a graduate of Yale University and a retired Lt. (Jg) U.S. Naval Reserves.


"We are very pleased to have on our Board such a respected investment professional whose success brings to HiEnergy a wealth of experience in investment banking, financial analysis, and fiduciary experience, along with strong relationships that will greatly benefit our entire organization. His success on Wall Street is only matched by the impact of his philanthropic activities," said Dr. Bogdan Maglich, Chairman of the Board of HiEnergy Technologies, Inc. "Ivan Obolensky has significant expertise in the peaceful nuclear-based technology industry and has been keenly following the growth of HiEnergy since its inception in 1995 as a private company."

In addition to his appointment to the Board of Directors, Mr. Ivan Obolensky was also unanimously elected by HiEnergy's Board to serve on HiEnergy's Compensation Committee. Mr. Obolensky's appointment follows the resignation of Col. William
J. Lacey, Jr. from the Board who has decided to focus on his role as President and CEO of HiEnergy Defense, Inc., the HiEnergy wholly-owned subsidiary located in Alexandria, Virginia and charged with securing congressional support and military contracts for HiEnergy's products. Following the change to the Board of Directors, we have six current members of the Board of Directors, who are:
Bogdan C. Maglich, David R. Baker, Harb S. Al Zuhair, William A. Nitze, Peter J. Le Beau and Ivan Obolensky.

ABOUT HIENERGY TECHNOLOGIES, INC.

HiEnergy Technologies, Inc. ("HiEnergy", together with its subsidiaries, the "Company") is a nuclear particle detection technology company focused on the commercialization of the world's first "stoichiometric" explosive diagnostic devices, including the CarBomb Finder(TM) 3C4, a vehicle-borne system, for the detection and identification of car bombs, and the SIEGMA(TM) 3E3, a portable suitcase-borne system for the detection and identification of home-made bombs, also known as Improvised Explosive Devices or IEDs. The Company is marketing its devices to governmental and private entities and is negotiating licenses for distribution of its devices with various industry partners.

The Company also continues to focus on the research and development of additional applications of its technologies and their further exploitation, both internally and through collaboration with third parties. HiEnergy is currently developing prototypes in programs with the U.S. Department of Defense and the Department of Homeland Security for other related uses of its core technology. Recently, it entered into a funded cooperative development agreement with the U.S. Transportation Security Administration (TSA) to produce a proof of concept which incorporates the Company's SuperSenzorTM technology into a baggage screening system. The Company's "stoichiometric" technology, or StoitechTM has been incorporated into additional prototype applications which, if the Company is able to raise the funds necessary to commercialize them, will be the next products it attempts to launch: an in-ground explosive screening system, the CarBomb FinderTM 3C5, an anti-tank landmine detector; an unexploded ordnance detector, which is also useful to detect IEDs; and a device called a "Refractorymeter," which can detect fissures or erosions in the ceramic lining of oil cracking tanks.

FORWARD-LOOKING STATEMENTS

Any statements made in this press release which are not historical facts contain certain forward-looking statements; as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.